EXHIBIT 10.1

EXHIBIT A

EXECUTIVE MANAGEMENT BONUS PLAN

EFFECTIVE June 13, 2018

BIOCORRX INC.

Purpose

BioCorRx Inc.’s (the “Company”) executive compensation strategy is to pay a combination of base salary and bonuses that are competitive to market rates in the aggregate, and to reward executives for corporate financial performance and the achievement of individual goals important to implementing the corporate operating and strategic plans of the Company.

Eligibility

The three persons eligible to receive a bonus under this Executive Management Bonus Plan (the “Plan”) are the President/CEO, CFO/COO and VP of Operations of the Company designated by the Board of Directors of the Company (the “Board”) as eligible to participate in the Plan concurrent with their employment or service agreement .

Notwithstanding the foregoing, the Chief Executive Officer has the authority to recommend eligible persons for approval by the Board. The Board has the sole authority to approve eligible persons for participation in the Plan. The term “Eligible Executive” as used herein shall refer to any person designated as such by the Board and any eligible person recommended by the Chief Executive Officer and approved by the Board.

An Eligible Executive shall cease to be eligible to earn a bonus under this Plan upon the occurrence of the following: (1) the termination of the Eligible Executive’s service agreement, (2) the Board determines that such Eligible Executive is no longer eligible to participate in the Plan, (3) the Eligible Executive transfers to a position that is not covered by this Plan or is compensated other than as provided in the Plan, or (4) termination of the Plan by the Board. Notwithstanding the foregoing, if the Eligible Executive has entered into an Employment Agreement with the Company, then the terms of such Employment Agreement shall be read in conjunction with this Plan.

Bonus Criteria	Criteria for this bonus plan are comprised of financial performance (operational income), annual performance objectives and long term performance objectives (2-5 year period).

Bonus Plan Outline

Company performance achievement will be assessed by the Board within 10-14 days of the date that Chief Executive Officer submits the report for an Eligible Executive’s performance objectives, measureable goals and accomplishments as set forth under “Payment of Bonus” below. The Eligible Executives may earn the following:

Executive Bonus Pool The Eligible Executives serving in the three positions listed under “Eligibility” above shall have a bonus opportunity consisting of the Executive Bonus Pool. The Executive Bonus Pool will be established based on earnings before interest, taxes, depreciation and amortization (EBIDTA). The amount of Executive Bonus Pool shall be currently set at a minimum of 10% of EBIDTA. In the event that the Board determines that any other persons shall become Eligible Executives, the Board shall establish a separate bonus pool for bonus payments to such persons.

In addition to the Executive Bonus Pool, the Eligible Executives shall also be eligible for:

Performance Objectives

Each Eligible Executive will have a discretionary bonus opportunity based on quantifiable and measureable objectives to be determined by the disinterested members of the Board; plus

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Long Term Performance Objectives

Each Eligible Executive will have a discretionary bonus opportunity based on quantifiable and measureable long-term objectives to be determined by the disinterested members of the Board.

The Company’s Chief Financial Officer shall perform the bonus calculations under this Plan and shall provide the Chief Executive Officer with a written statement documenting the bonus calculations.

The Board of Directors shall have the authority to interpret the plan and resolve disputes. All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on the Company and the Eligible Executives.

Payment of Bonus

Prior to each quarterly meeting, the Chief Executive Officer will submit a report, which shall be based on the bonus calculation performed by the Chief Financial Officer as described above, to the members of the Board for each Eligible Executive’s performance objectives, measureable goals, accomplishments against each goal and score for each goal. The Board will review the proposal and make the final decision regarding the amount of the bonus, if any, for each Eligible Executive. To the extent that a Board member is also an Eligible Executive, any decision made with respect such Board member’s bonus shall be made by the disinterested members of the Board.

The bonus payments approved by the Board shall be paid to each Eligible Executive in one cash payment within 30 days after the date the Board approves the bonus and bonus amount; provided that the Eligible Executive is employed by the Company on the date of payment.

Notwithstanding the foregoing, in the event that an Eligible Executive is terminated by the Company without Cause or by the Eligible Executive for Good Reason (as such terms are defined in the Eligible Executive’s employment agreement), the Eligible Executives will be eligible for a prorated bonus payment for the year in which the date of termination occurs, based on attainment of the applicable performance goals for that year, pursuant to the terms and conditions set forth herein (the “Prorated Bonus”). The Prorated Bonus, if earned, will be an amount in cash equal to the Eligible Executive’s bonus target for the year in which the date of termination occurs, multiplied by a fraction, the numerator of which is the number of days that Eligible Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). Payment of the Prorated Bonus will be made in a lump sum at the same time that other Executives of the Company are paid their bonuses for the calendar year hereunder. The foregoing provision shall be read in conjunction with the provisions of an Eligible Executive’s employment agreement and shall not serve to provide an Eligible Executive with duplication of the Prorated Bonus.

Non-Assignability	The Eligible Executives may not assign or transfer any right to payment under this Plan, and his right to payment may not be attached by creditors.

No Continued Employment	Nothing contained in this Plan shall be construed as guaranteeing continued employment to the Eligible Executives.

Unfunded Plan

The Plan shall be unfunded. Neither the Company nor the Board shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

As adopted by the Board of Directors of BioCorRx Inc. on June 13, 2018.

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